Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2014 FOURTH QUARTER AND YEAR END EARNINGS

OAKLAND, MARYLAND—March 6, 2015: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders was $3.0 million for the year ended December 31, 2014, compared to $4.7 million for 2013. Basic and diluted net income per common share for the year ended December 31, 2014 was $.48, compared to basic and diluted net income per common share of $.76 for 2013. The decrease in earnings for 2014 was due to a decrease of $3.5 million in interest income, primarily interest on loans, and an increase in provision expense of $2.1 million, offset by an increase of $.8 million in other operating income, a decrease of $.9 million in interest expense, and a $2.2 million decrease in other operating expenses. The increase in other operating income was attributable to an increase of $.8 million in gains on sales of securities, a $.3 million increase in Trust department income, and a $.4 million increase in Bank Owned Life Insurance (“BOLI”) income. These increases were offset by a $.5 million decrease in service charges, primarily NSF fees, and a $.2 million decrease in other income. The decrease in other operating expenses was due to a decrease of $.4 million in salaries and benefits, a decrease of $.6 million in Other Real Estate Owned (“OREO”) expenses and a decrease of $.7 million in other miscellaneous expenses. The increase of $.8 million in dividends on the Series A Preferred Stock also attributed to the decrease in net income available to common shareholders due to an increase in contractual rate in 2014. The net interest margin for the year ended December 31, 2014, on a fully tax equivalent (“FTE”) basis, decreased to 3.00% from 3.25% for the year ended December 31, 2013.

According to William B. Grant, Chairman and Chief Executive Officer, “The Company posted positive earnings once again in 2014. While not as robust as we would have liked, income continued to be hampered by slower loan growth, the reduced interest rate environment, lower service charge income and higher provision expense due to our timely recognition of declining collateral values. We successfully offset the reduced income through increased trust and investment earnings and reduced expenses. We look forward to a rise in interest rates as your Company is structured to see increased income in a rising rate environment”.

“Asset quality continued to improve in 2014, as demonstrated in lower non-accrual loans, improved delinquency ratios and lower levels of other real estate owned, all contributing to lower risk in our balance sheet. At the same time, we experienced an increase in all capital ratios, strengthening the balance sheet of your Company.”

Consolidated net income available to common shareholders was $1.0 million, or $.16 per common share, for the fourth quarter of 2014 compared to consolidated net income available to common shareholders of $.4 million, or $.06 per common share, for the same period of 2013. The increase in earnings for the fourth quarter of 2014 when compared to the fourth quarter of 2013 was primarily due to a $.4 million increase in BOLI income from a one-time death benefit received in December 2014 and a decrease in salaries and benefits and other expenses.

Financial Highlights Comparing the Three and Twelve Months Ended December 31, 2014 and 2013:

•	Total loans increased $29.8 million comparing December 31, 2014 to December 31, 2013. This increase is primarily in C&I due to new relationships, particularly one large relationship in the first quarter of 2014.

•	Provision expense increased by $2.1 million for the 12 months ended December 31, 2014 driven by rolling historical loss rates, management’s consideration of the qualitative factors that are likely to cause losses, and an $.8 million recovery on a large commercial real estate credit during the third quarter of 2013.

•	Net interest margin, on an FTE basis, decreased to 3.00% for the year ended 2014 compared to 3.25% for the year ended 2013.

•	Other operating income, exclusive of gains, decreased $.1 million for the year ended December 31, 2014 when compared to 2013. Service charge income decreased $.5 million for the year ended December 31, 2014 when compared to 2013 due to reduced insufficient funds fees (“NSF fees”). The reduction in NSF fees was due to the increased regulations on fees. These decreases were offset by an increase of $.3 million in Trust department income and a $.4 million increase in BOLI income.

•	Operating expenses decreased $2.2 million for the year ended December 31, 2014 when compared to the same period of 2013. This decrease was due to decreases of $.4 million in salaries and benefits, $.6 million in OREO expenses and $.7 million in other expenses. Declines in other expenses were due primarily to reduced personnel related expenses such as in house training, a decline in telephone expenses, and reduced fraud expenses related to debit cards.

Balance Sheet Overview

Total assets remained stable at $1.3 billion at December 31, 2014 and December 31, 2013. When comparing 2014 to 2013, cash and interest-bearing deposits in other banks decreased $7.6 million, the investment portfolio decreased $9.9 million, and gross loans increased $29.8 million. We sold investments during 2014 in order to reduce interest rate volatility and to provide funding for higher yielding loans. OREO balances decreased $4.1 million due to sales of properties. Total liabilities decreased by $9.8 million for the year ended December 31, 2014 when compared to 2013 due primarily to a decrease of $9.8 million in accrued interest payable and other liabilities. Other liabilities decreased as a result of cash payments of accrued interest on the Corporation’s trust preferred debentures and accrued cash dividends on the outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). Comparing December 31, 2014 to December 31, 2013, shareholders’ equity increased $7.1 million as a result of a decrease of $4.0 million in accumulated other comprehensive loss.

Total fair value of investment securities at December 31, 2014 decreased $8.3 million when compared to the balance at December 31, 2013. At December 31, 2014, the securities classified as available-for-sale included a net unrealized loss of $10.6 million, which represents the difference between the fair value and amortized cost of securities in the portfolio and is primarily attributable to our collateralized debt obligations. On June 1, 2014, management reclassified an amortized cost basis of $107.6 million of available-for-sale securities to held to maturity. The unrealized loss of approximately $4.0 million, at the date of transfer, will continue to be reported in a separate component of shareholders’ equity as accumulated other comprehensive income and will be amortized over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of any premium or discount.

Comparing December 31, 2014 to December 31, 2013, outstanding loans increased $29.8 million (3.7%). Commercial real estate (“CRE”) loans decreased $11.9 million as a result of the payoff of two large loans of approximately $15 million during the third quarter of 2014. Acquisition and development (“A&D”) loans decreased $7.9 million due to regularly scheduled principal payments and payoffs. Commercial and industrial (“C&I”) loans increased $33.5 million due to new loan relationships, primarily one large relationship in the first quarter of 2014. Residential mortgage loans increased $16.7 million due to increased production of loans primarily in our 10/1 and 7/1 adjustable rate mortgage program. The Bank continues to use Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer loan portfolio decreased slightly by $.6 million due to repayment activity in the indirect auto portfolio offsetting new production. At December 31, 2014, approximately 44% of the commercial loan portfolio was collateralized by real estate, compared to approximately 57% at December 31, 2013.

Total deposits at December 31, 2014 increased $3.9 million when compared to December 31, 2013. We recorded increases in core deposits and reductions in certificates of deposit due to our continued focus on shifting the mix of our deposit portfolio from higher cost certificates of deposit to lower cost money market and transaction accounts. Non-interest bearing deposits increased $25.3 million. Traditional savings accounts increased $13.0 million due to continued growth in our Prime Saver product. Total demand deposits decreased $8.4 million and total money market accounts increased $8.9 million. Time deposits less than $100,000 declined $22.4 million and time deposits greater than $100,000 decreased $12.5 million.

The book value of the Corporation’s common stock was $12.68 per share at December 31, 2014, compared to $11.49 per share at December 31, 2013.

At December 31, 2014, there were approximately 6,228,366 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of Series A Preferred Stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis decreased $2.7 million (6.8%) for the year ended December 31, 2014 when compared to 2013 due to a $3.5 million (7.0%) decrease in interest income, which was partially offset by a $.8 million (7.3%) decrease in interest expense. The decrease in interest income was primarily due to the $23.9 million (2.8%) reduction in the average balance of loans and a decrease of 43 basis points on yields when comparing the years ended December 31, 2014 and December 31, 2013. The reduction in loan yields was attributable to loans repricing at lower rates and new loans booked at lower rates. The decline in interest income was partially offset by a decline in interest expense due to the reduction in the average balances of interest-bearing deposits and a decrease of 21 basis points on long-term borrowings. We saw a decrease in the net interest margin for the year ended December 31, 2014 to 3.00% when compared to 3.25% for the year ended December 31, 2013 and 3.30% for the year ended December 31, 2012.

When comparing the year ended December 31, 2014 to the year ended December 31, 2013, there was an overall $9.6 million increase in average interest-earning assets, driven by an increase of $57.1 million in investment securities, offset by a $23.9 million reduction in loans and a $23.6 million decrease in other interest-earning assets, primarily cash.

Interest expense decreased for the year ended December 31, 2014 when compared to the year ended December 31, 2013 due primarily to an overall decrease of $27.1 million on our average interest-bearing liabilities. The overall effect was a 6 basis point decrease in the average rate paid from 1.13% for 2013 to 1.07% for 2014.

Asset Quality

The allowance for loan losses (the “ALL”) decreased to $12.1 million at December 31, 2014, compared to $13.6 million at December 31, 2013. The provision for loan losses for the year ended December 31, 2014 increased to $2.5 million from $.4 million for the year ended December 31, 2013. The higher provision expense was primarily due to higher net charge-offs of $4.0 million in 2014, compared to net charge-offs of $2.8 million in 2013, as well as the impact of higher loan balances in 2014. The ratio of the ALL to loans outstanding as of December 31, 2014 was 1.44%, which was lower than the 1.68% at December 31, 2013 due to the charge-off or removal of specific allocations as a result of changing circumstances, as well as the overall higher quality of the loan portfolio in 2014.

The ratio of net charge-offs to average loans for the year ended December 31, 2014 was .49%, compared to .34% for the year ended December 31, 2013. Relative to December 31, 2013, two segments of loans, C&I and consumer, showed improvement. The CRE portfolio had an annualized net charge-off rate of .18% as of December 31, 2014, compared to an annualized net recovery rate of .27% as of December 31, 2013, which was driven by a $.8 million partial recovery on a non-owner occupied CRE loan that was repaid during 2013. The annualized net charge-off rate for A&D loans as of December 31, 2014 was 2.46% compared to an annualized net charge-off rate of 1.78% as of December 31, 2013, due to partial charge-offs on several projects and individual loans due to declining appraisal values. The ratios for C&I loans were .31% and 1.53% for December 31, 2014 and December 31, 2013, respectively. The residential mortgage loan ratios were .17% and ..08% for December 31, 2014 and December 31, 2013, respectively, and the consumer loan ratios were .71% and .83% for December 31, 2014 and December 31, 2013, respectively.

Accruing loans past due 30 days or more declined to 1.62% of the loan portfolio at December 31, 2014, compared to 2.10% at December 31, 2013. The decrease for 2014 was primarily due to a decrease in past-due accruing residential mortgage term loans and all other A&D loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

Non-accrual loans totaled $11.6 million at December 31, 2014, compared to $17.4 million at December 31, 2013. Non-accrual loans which have been subject to a partial charge-off totaled $4.6 million at December 31, 2014, compared to $1.9 million at December 31, 2013.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased slightly by approximately $71,000 during 2014 when compared to 2013. The increase was attributable to the increase in BOLI income from a one-time death benefit of $.4 million received in December 2014. Trust department income increased $.3 million and debit card income increased $.1 million when comparing 2014 to 2013. These increases were offset by decreases in service charges on deposit accounts of $.4 million and other service charges of $.2 million and a decrease in other income of $.3 million. Trust assets under management were $702 million at December 31, 2014 and $675 million at December 31, 2013.

Net gains of $1.0 million were reported through other income during 2014, compared to net gains of $.2 million during 2013. The increase was due to increased gains on sales of investment securities when comparing 2014 to 2013.

Operating expenses decreased $2.2 million for the year ended December 31, 2014 when compared to the same period of 2013. This decrease was due to decreases of $.4 million in salaries and benefits, $.6 million in OREO expenses and $.7 million in other expenses. Declines in other expenses were due primarily to reduced personnel related expenses such as in house training, a decline in telephone expenses, and reduced fraud expenses related to debit cards.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013 when the entity was dissolved, the Bank owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2014	2013	2014	2014	2014	2014	2013
EARNINGS SUMMARY
Interest income	$11,468	$11,568	$11,497	$11,667	$11,754	$46,386	$49,914
Interest expense	$2,636	$2,908	$2,672	$2,727	$2,835	$10,870	$11,732
Net interest income	$8,832	$8,660	$8,825	$8,940	$8,919	$35,516	$38,182
Provision for loan losses	$884	$541	$688	$577	$364	$2,513	$380
Other Operating Income	$3,632	$3,176	$3,159	$3,235	$3,040	$13,066	$13,137
Net Gains/(Losses) - other	$(74)	$(25)	$166	$1,024	$(63)	$1,053	$229
Other Operating Expense	$9,551	$10,055	$9,899	$11,044	$9,760	$40,254	$42,471
Income before taxes	$1,955	$1,215	$1,563	$1,578	$1,772	$6,868	$8,697
Income tax expense	$296	$369	$223	$338	$414	$1,271	$2,222
Net income	$1,659	$846	$1,340	$1,240	$1,358	$5,597	$6,475
Accumulated preferred stock dividends and discount accretion	$676	$452	$675	$803	$447	$2,601	$1,778
Net income available to common shareholders	$983	$394	$665	$437	$911	$2,996	$4,697

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2014	2013	2014	2014	2014
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.16	$0.06	$0.10	$0.07	$0.15

Book value	$12.68	$11.49	$13.21	$13.15	$12.54
Closing market value	$8.55	$7.67	$7.93	$8.77	$7.60
Market Range:
High	$8.75	$8.92	$8.95	$9.04	$9.00
Low	$7.93	$7.31	$7.92	$7.54	$7.35

Common shares outstanding at period end	6,228,366	6,210,587	6,228,366	6,228,366	6,210,587

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.42%	0.48%	0.39%	0.39%	0.41%
Return on average shareholders' equity	5.07%	6.45%	4.79%	4.82%	5.18%
Net interest margin	3.00%	3.25%	3.02%	3.06%	3.07%
Efficiency ratio	78.10%	80.00%	80.00%	80.30%	79.90%

PERIOD END BALANCES	31-Dec	31-Dec
	2014	2013

Assets	$1,332,296	$1,334,046
Earning assets	$1,173,913	$1,155,216
Gross loans	$839,991	$810,240
Commercial Real Estate	$256,064	$267,978
Acquisition and Development	$99,301	$107,250
Commercial and Industrial	$93,255	$59,788
Residential Mortgage	$367,641	$350,906
Consumer	$23,730	$24,318
Investment securities	$330,566	$340,489
Total deposits	$981,323	$977,403
Noninterest bearing	$201,188	$175,863
Interest bearing	$780,135	$801,540
Shareholders' equity	$108,999	$101,883

CAPITAL RATIOS	31-Dec	31-Dec
Period end capital to risk-	2014	2013
weighted assets:
Tier 1	14.23%	13.71%
Total	15.40%	15.33%

ASSET QUALITY
Net charge-offs for the quarter	$887	$2,098
Nonperforming assets: (Period End)
Nonaccrual loans	$11,551	$17,396
Restructured loans	$13,684	$17,947
Loans 90 days past due
and accruing	$529	$1,234
Other real estate owned	$12,932	$17,031
Total nonperforming loans
and past due loans	$12,080	$18,630
Allowance for loan losses
to gross loans, at period end	1.44%	1.68%
Nonperforming and 90 day past-due loans
to total loans, at period end	1.85%	2.30%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.91%	1.40%